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                                   Exhibit 9

Alex Meruelo, an individual, and La Pizza Loca, Inc., a California corporation, hereby acknowledge and agree that Amendment No. 4 to the
Schedule 13D dated December 14, 1998, as amended by Amendment No. 1 dated January 5, 1999, Amendment No. 2 dated February 18, 1999 and by Amendment No. 3 dated April 2, 1999 with respect to the common stock, no par value, of Chicago Pizza & Brewery, Inc., is filed on behalf of each of Alex Meruelo and La Pizza Loca, Inc. This acknowledgment and agreement is made this 1st day of June 1999.

ALEX MERUELO                            LA PIZZA LOCA, INC.

/s/ ALEX MERUELO                        By: /s/ ALEX MERUELO
----------------                        ---------------------------
                                            Alex Meruelo, President

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